Exhibit 10.16

November 5, 2025
Najat Khan, Ph.D.
c/o Recursion Pharmaceuticals, Inc.
41 S Rio Grande Street
Salt Lake City, UT 84101
Re: CEO Employment Terms
Dear Najat:

This letter agreement (the “Agreement”) is entered into between the undersigned (“you”) and Recursion Pharmaceuticals, Inc. (the “Company” or “we”) and set forth the terms of your employment as the Company’s President and Chief Executive Officer (the “CEO”), reporting to the Company’s Board of Directors (the “Board”) and a copy of your job description is attached as Exhibit A. This Agreement is effective January 1, 2026 (the “Effective Date”).
1.Base Salary. As of the Effective Date, your annual base salary is $680,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
2.Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 25% of your annual base salary and an annual equity bonus with a target value of 25% of your annual base salary paid in fully vested equity awards, in each case based on achieving performance objectives established by the Board or an authorized committee thereof (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of any such bonus is earned, it will be paid when practicable after the Company’ fiscal year after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.Equity Awards.
a.RSUs.
i.Initial RSUs. Subject to the approval of the Committee, effective as of the date of this letter, the Company will grant you an award of restricted stock units ("RSUs") with a target value of at least $500,000 (USD). Upon the grant date, the target value will be converted into a number of RSUs determined in accordance with the Company’s equity practices. Each RSU subject to the award will represent a right to receive one share of the Company’s Class A Common Stock upon vesting. The RSU award will vest as follows: 1/16th of the RSUs subject to the award shall vest on February 15, 2026 and an additional 1/16th of the RSUs subject to the award will vest every Company Vesting Date (each of February 15, May 15, August 15, and November 15 is a "Company Vesting Date") thereafter until the RSU award is fully vested, subject to your continued employment with the Company, and you not having given or received notice of termination of employment, at each such Company Vesting Date. The RSU award will be subject to the terms and conditions of the Company’s equity incentive plan as then in effect and the applicable form of RSU agreement thereunder.
ii.FY26 Annual RSUs. Subject to the approval of the Committee, in accordance with the Company’s 2026 annual equity grant cycle, the Company will grant you an award of RSUs with a target value of at least $3,750,000 (USD). If the RSU award is approved by the Committee, on the grant date, the target value will be converted into a number of RSUs determined in accordance with the Company’s equity practices. Each RSU subject to the award will represent a right to receive one share of the Company’s Class A Common Stock upon vesting. The RSU award will vest as follows: 1/16th of the RSUs subject to the award shall vest on May 15, 2026 and an additional 1/16th of the RSUs subject to the award will vest every Company Vesting Date thereafter until the RSU award is fully vested, subject to your continued employment with the Company, and you not having given or received notice of termination of employment, at each such Company Vesting Date. The RSU award will be subject to the terms and conditions of the Company’s equity incentive plan as then in effect and the applicable form of RSU agreement thereunder.

b.Options.
i.Initial Options. Subject to the approval of the Committee, effective as of the date of this letter, the Company will grant you an option to purchase shares of the Company’s Class A Common Stock at a price per share equal to the fair market value of a share of the Company’s Class A Common Stock on the date of grant (as determined by the Committee), with such option having a target value of at least $500,000 (USD). Upon the grant date, the target value will be converted into an option to purchase a number of shares determined in accordance with the Company’s equity practices. The option will vest as follows: 1/48th of the shares subject to the option shall vest on one full month from the vesting commencement date and 1/48th of the shares subject to the option award will vest each month thereafter until the option award is fully vested, subject to your continued employment with the Company, and you not having given or received notice of termination of employment, at each such vesting date. Your option grant shall be subject to the terms and conditions of the of the Company’s equity incentive plan as then in effect and the applicable form of option agreement thereunder.
ii.FY26 Annual Options. Subject to the approval of the Committee, in accordance with the Company’s 2026 annual equity grant cycle, the Company will grant you an option to purchase shares of the Company’s Class A Common Stock at a price per share equal to the fair market value of a share of the Company’s Class A Common Stock on the date of grant (as determined by the Committee), with such option having a target value of at least $3,750,000 (USD). If the option is approved by the Committee, on the grant date, the target value will be converted into an option to purchase a number of shares determined in accordance with the Company’s equity practices. The option will vest as follows: 1/48th of the shares subject to the option shall vest on one full month from the vesting commencement date and 1/48th of the shares subject to the option award will vest each month thereafter until the option award is fully vested, subject to your continued employment with the Company, and you not having given or received notice of termination of employment, at each such vesting date. Your option grant shall be subject to the terms and conditions of the of the Company’s equity incentive plan as then in effect and the applicable form of option agreement thereunder.
c.In addition, you will be eligible to receive other awards of stock options, RSUs, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The grant of any such award will not imply that any further awards will be granted to you nor that you have any right to receive any further award, which remain at the Committee's discretion.
4.Severance. You will be eligible to enter into a new Participation Agreement under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), which will provide you with the same enhanced severance benefits as the Company’s existing President and Chief Executive Officer as described in the Company’s most recent annual proxy statement filed with the U.S. Securities and Exchange Commission, except as modified by Section 6 below (the “CEO Participation Agreement”). Effective as of the Effective Date, these protections under the CEO Participation Agreement will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time, including under your existing Participation Agreement.
5.Indemnification. During your employment and thereafter, the Company agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted under applicable law, by the Company's organizational documents, or pursuant to any applicable insurance policy maintained by the Company from time to time for its employees, officers and directors, to the same extent as is accorded to any of such employees, officers and directors, against and in respect of any and all actions, suits, proceedings, claims or liabilities, or threatened claims or liabilities, demands, judgments, costs, expenses (including prompt advancement of reasonable fees, costs and expenses of counsel and other professionals of your choice), losses, and damages by reason of your employment as an employee, officer or director of the Company. The indemnification rights in this Section 5 shall be in addition to (and shall not restrict) any indemnification rights otherwise applicable to you. The Company shall maintain directors and officer’s liability coverage and limits which are reasonable and customary for an entity similarly situated to the Company.
6.CEO Participation Agreement. Severance Benefits as described in your CEO Participation Agreement in the event of a Non-CIC Qualifying Termination shall, in addition to Cash Severance Benefits and Continued Medical Benefits, include vesting acceleration as to that number of your unvested RSUs and Stock Options that are outstanding as of the date of the Non-CIC

Qualifying Termination that otherwise would have vested within the twelve (12) month-period following the date of your Non-CIC Qualifying Termination, subject to compliance with the terms and conditions of the Severance Plan and CEO Participation Agreement.
7.Mutual Non-Disparagement. You agree not to make, or cause any other person to make, any public statement that criticizes or disparages the Company, or any of its respective officers, employees, directors or products. Nothing set forth herein shall be interpreted to prohibit you from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in connection with any other litigation. The Company agrees that it will instruct the Company’s executive officers, directors, and other executive team members who report to the CEO, not to make any oral or written negative, disparaging or adverse statements or representations of or concerning you or your employment with the Company or induce or encourage others to disparage you in any way. Nothing set forth herein shall be interpreted to prohibit the Company from making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in connection with any litigation.
8.Reimbursement of Legal Fees. The Company will reimburse you for documented legal fees incurred by you in connection with the negotiation of this Agreement up to a maximum of $10,000.
All other terms of your employment with the Company, including the terms of your offer letter with the Company dated July 1, 2024, the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated July 1, 2024, and your Company equity award agreements in effect immediately prior to the Effective Date, will continue to apply, except as otherwise described herein. Your employment with the Company continues to be at-will, and nothing herein is intended to constitute a guarantee of future employment or service with the Company.
Sincerely,
Recursion Pharmaceuticals, Inc.

By: /s/ Christopher Gibson
Christopher Gibson
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
/s/ Najat Khan
Najat Khan, Ph.D.
Date: November 4, 2025

EXHIBIT A

Duties and Responsibilities. As the President and Chief Executive Officer of the Company, you shall devote your full business time and attention to the business and affairs of the Company, which are necessary to discharge your duties and responsibilities (excluding periods of vacation and sick leave) and shall perform your duties and responsibilities to the best of your abilities in a diligent, trustworthy, businesslike and efficient manner. You shall perform your duties primarily in the offices of the Company in New York, SLC, London/Oxford, and Montreal it being understood that you will be required to engage in travel consistent with the requirements of the business. Without limiting the generality of the foregoing, you shall engage in the duties and responsibilities reasonably assigned to you by the Board (consistent with your position), and shall have authority over management of all operations of the Company and implementation of the Company’s overall vision, mission and short and long term business strategy, capital allocation, organizational structure, talent/location strategy and communicating with external partners, stockholders and investors, which shall encompass the following areas of responsibility: (i) all personnel matters, including the authority to hire and terminate all of the Company’s employees (including officers, all of whom shall report to you); (ii) establishment or modification of salaries and target bonuses for employees of the Company, subject to compliance with applicable law or listing standards; (iii) adoption or modification of prices, terms and conditions of purchase and sale, credit policy, and advertising and promotional programs, all as consistent with the business and product development plans and annual operating budgets adopted by the Board; (iv) establishment of customer technical service policies and identification of the technological requirements of the Company; (v) coordination of the sales and marketing support efforts of the Company; and (vi) in consultation with the Board or a Board committee, and subject to compliance with applicable law, retention of auditors and key consultants (including accountants and attorneys).
You may, and it shall not be considered a violation of this Agreement for you to, (i) engage in or serve on such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations or speaking engagements, as you may select; (ii) with the prior written consent of the Board, serve on the boards of directors or advisory committees of any for profit entities, or engage in other business activities; and (iii) attend to your personal matters, including personal finances, investments and business affairs, so long as such service or activities described in clauses (i), (ii) and (iii) immediately preceding do not interfere with the performance of your duties and responsibilities as an employee of the Company in accordance with this Agreement. You shall also comply with all written policies, rules and regulations of the Company, as well as all reasonable directives and instructions from the Board that are consistent with this Agreement.